Exhibit 23.3

CONSENT OF LEERINK PARTNERS LLC

We hereby consent to the use of our opinion letter dated April 26, 2026, to the Board of Directors of XOMA Royalty Corporation, included as Annex D to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of XOMA Royalty Corporation, to be filed on the date hereof, and to the references to such opinion in such proxy statement/prospectus under the captions: “Summary—Opinion of Leerink Partners, XOMA Royalty’s Lead Financial Advisor,” “Background of the Merger,” “The Merger—Recommendation of the XOMA Royalty Board of Directors; XOMA Royalty’s Reasons for the Merger,” and “Opinion of Leerink Partners, XOMA Royalty’s Lead Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ LEERINK PARTNERS LLC

Boston, Massachusetts